                                                                    EXHIBIT 99.1


COLE NATIONAL REPORTS EARNINGS PER SHARE OF $.16 BEFORE EXTRAORDINARY ITEM IN THE SECOND QUARTER OF 2002


First Quarter Earnings Adjusted Upward to Reflect Additional Income from Pearle Europe



         Cleveland, Ohio, August 27, 2002 -- Cole National Corporation (NYSE:
   CNJ), a leading retailer of optical services and personalized gifts with over 2,900 locations throughout North America and the Caribbean, and one of the nation's largest providers of managed vision care benefits, today announced results for the second quarter ended August 3, 2002. At the same time, Cole National announced an upward adjustment to earnings for the first quarter ended May 4, 2002.


         FINANCIAL AND OPERATING HIGHLIGHTS FOR THE SECOND QUARTER

         - Earnings per share before an extraordinary loss were $.16 in 2002 compared to $.18 in 2001 after adjusting last year's second quarter for SFAS 142 and applying 2002's estimated tax rate. Before these adjustments, second quarter 2001 earnings were $.09.

         - Revenue for the second quarter increased 5.7%. Comparable store sales increased throughout the Company's vision segment, rising 41.1% at Target Optical and 21.4% in the 100 Sears Optical Focus Stores.

         - Income from the Company's 21% interest in Pearle Europe increased more than four times to $1.0 million compared to last year's second quarter.

         - The Company completed the issuance of $150 million of 8 7/8% Senior Subordinated Notes of its Cole National Group subsidiary. This transaction will effectively extend the maturity on $150 million of the Company's long-term debt, from December 2006 to May 2012 and reduce ongoing interest expense on this debt by 100 basis points. The cost associated with the retirement of the 9 7/8% Senior Subordinated debt resulted in an extraordinary charge of $7.6 million, or $.46 per share in the quarter.


         UPWARD ADJUSTMENT TO FIRST QUARTER EARNINGS

         - Net income for the first quarter of 2002 was adjusted upward by $.6 million to reflect additional income from the Company's 21% equity interest in Pearle Europe. As a result, Cole National's earnings were adjusted upward from the $.18 per share previously reported to $.22 per share.

         - The adjusted equity in the net income of Pearle Europe was $.8 million in the first quarter of 2002 compared to a loss of $.1 million in the first quarter of 2001. The 2001 figure included a charge of $.9 million for the write-off of a developmental venture.

         - The Company plans to file a Form 10-Q/A for the first quarter of 2002 simultaneously with its Form 10-Q for the second quarter.

         Larry Pollock, President and Chief Operating Officer, commented. "Despite the difficult retail environment and a slowdown in our business in July, Cole National's optical business turned in a solid performance in the second quarter, with comparable store sales increasing in all of our vision brands. At Pearle Vision, comparable store sales increased 1.5% for company-owned stores and .6% for franchise stores. Our new merchandise assortment has been well received by our franchisees, whose purchases from Pearle continued to increase significantly in the second quarter as compared to last year. This trend, which began earlier this year, is leading to improved consistency in our brand positioning. We are also pleased that our franchisees provided excellent support for our national promotions. On a consolidated basis, Pearle Vision's comparable store sales increased 1.0%."

         Mr. Pollock continued, "Within Cole Licensed Brands, comparable store sales rose 3.9% for Sears Optical, 41.1% for Target Optical and 1.2% for BJ's Optical. At Sears Optical, the key items merchandise strategy we recently introduced continued to build. The 100 Sears Optical stores within the six Focus Markets we established at the beginning of the year generated exceptional same store sales of 21.4%, with each market producing double-digit comparables. This accomplishment is a result of our improved merchandising and intensified sales training, as well as television advertising.

         "Our work with Target Corporation to strengthen the Target Optical marketing and merchandising effort continued to produce results, generating a comparable store sales increase of 41.1% in the second quarter. This is by far the highest increase since we began the Target Optical program. While we expect the losses from this start-up program to continue, we anticipate that they will be at a lower level going forward.

         "Cole Managed Vision also made much progress during the second quarter. Our sales effort brought in several significant new accounts, and we successfully completed the process of transferring claims processing for MetLife clients to Cole Managed Vision. The transfer has been seamless to our customers as overall claims processing volume has increased by 37% since last year. The new paperless "Patriot" claims management system is entering its final stages, and we will begin moving claims processing to this system in the third quarter.

         "At Things Remembered, our Focus Store Program continued to improve performance despite the very challenging mall environment. Comparable store sales for the program's 133 stores increased by 2.6% for the second quarter compared to a decrease of 1.6% for the chain as a whole. Throughout the chain, the average dollar value per individual sale increased 8.2%. Sales for graduation were very strong as a result of a marketing program that used mailers timed to the graduation dates in various states, but business softened considerably in July. Things Remembered's direct channel, which includes catalogs and the Internet, continued to grow and be profitable, although it still represents a relatively small percent of the overall business."

         Jeffrey Cole, Chairman and Chief Executive Officer, commented, "We are very pleased that our alliance with Pearle Europe produced such outstanding results in the first half of 2002. Its strong performance has been driven by internal growth and acquisitions. Given the growing importance of Pearle Europe, we will now report the net income from our 21% equity interest on a separate line of Cole National's income statement. We will continue to include interest income associated with certain shareholder loans to Pearle Europe in interest and other income. During the first and second fiscal quarters, interest income from these loans was $.3 million and $.4 million, respectively."

         Mr. Cole concluded, "Cole National's solid performance in May and June contributed to the quarter's results, as did good cost control and gross margin management. Although our vision business slowed in July, each of our retail optical brands had positive comparable store sales for the quarter. In addition, statistics for the overall optical industry indicate that Cole Vision's growth continued to outpace that of the industry.

         "We previously announced a goal of increasing earnings per share in 2002 by 15% - 20% before the extraordinary item, after adjusting 2001's results for SFAS 142 and applying fiscal 2002's estimated 40% tax rate. We continue to believe this goal is achievable, although given the uncertain business environment, and subject to costs associated with pending litigation in California, we will likely be at the lower end of the range. With our strong brands, improved merchandise assortment and dedicated sales associates, we are also confident that Cole National should perform better than most retailers."

         FINANCIAL RESULTS

         Revenues for the second fiscal quarter rose to $288.9 million from $273.3 million last year as a result of comparable store sales increases at Pearle Vision, Sears Optical and Target Optical, and due to the larger number of Target Optical stores now open.

         Overall gross margin for the second quarter increased to 67.3% from 66.6%, driven by an increase in average dollar value per individual sale at Things Remembered and average retail spectacle price in Cole National's primary vision brands, as well as an increase in claims and fee revenue in the managed vision care business. The larger amount of product sold to Pearle Vision franchisees, which carries a lower margin, somewhat offset the increase, but offered other benefits for the Company, including helping franchise comparable stores sales and producing a more uniform merchandise assortment and consistent brand look across all stores.

         Operating expenses as a percent of sales increased to 64.1% from 62.7% in the second quarter of 2001, driven primarily by increased advertising expenses in both the Company's vision and gift business.

         The Company generated net income of $2.7 million, or $.16 per diluted share, before an extraordinary loss of $7.6 million, net of a $4.1 million tax benefit, associated with the retirement of $150 million of 9 7/8% Senior Subordinated Notes. After adjusting last year's results for SFAS 142, which eliminates amortization of certain intangible assets including goodwill, and applying fiscal 2002's estimated 40% tax rate, earnings per share for the second quarter of 2001 would have been $.18. Before these adjustments, reported earnings for the second quarter of 2001 were $1.5 million, or $.09 per share, in 2001. After the extraordinary charge of $7.6 million, or $.46 per share, the net loss for the second quarter of 2002 was $.30.

         Liquidity improved in the second quarter with net debt decreasing $13.7 million as compared to last year. The Company reduced inventories by 9.2%, from $130.3 million in the second quarter of 2001 to $118.3 million in the second quarter of 2002, due to better inventory management in all retail businesses. The Company's $75 million working capital facility, which was extended in the second quarter to May 31, 2006, remains undrawn except for letters of credit. The Company ended the quarter with a total of $48.9 million in cash and cash equivalents.

         Revenues for the six months ended August 3, 2002 increased 6.5% to $579.0 million from $543.7 million, driven by the increase in comparable store sales in all of the Company's vision brands. The total comparable store sales increase in the vision segment was 4.8%. Things Remembered's comparable store sales decreased by 2.2%.

         Diluted earnings per share before the extraordinary loss increased to $.38 from $.29 in the first half of 2001 after adjusting last year's results for SFAS 142, which eliminates amortization of certain intangibles assets including goodwill, and applying fiscal 2002's estimated 40% tax rate. Before these adjustments, reported earnings per share for the 2001 period were $.13.

         The improvement in earnings per share reflected the increase in net income earned from the Company's 21% equity interest in Pearle Europe and improved operating earnings from Pearle Vision. These were somewhat offset by decreased operating earnings in the Company's licensed business and Things Remembered. The prior year's earnings also benefited from a gain of $.7 million, or $.02 per share, associated with the sale of the former Pearle headquarters, which was included in interest and other income last year.


         During the second quarter, the Company completed its evaluation of goodwill as required by SFAS 142. Based on the findings of its outside valuation advisor, the Company has concluded that there is no impairment of its goodwill at the adoption date of the new accounting standard, effective February 3, 2002.

         CONFERENCE CALL INFORMATION

         Cole National's management will conduct a conference call today at 10:30 a.m. Eastern Time to discuss the second quarter 2002 results. Investors and interested parties may listen to the call via WWW.COLENATIONAL.COM and WWW.STREETEVENTS.COM.

         ABOUT COLE NATIONAL

         Cole National Corporation's vision business, together with Pearle franchisees, has 2,162 locations in the U.S., Canada, Puerto Rico and the Virgin Islands and includes Cole Managed Vision, one of the largest managed vision care benefit providers to approximately 94 million members with multiple provider panels and 20,000 practitioners. Cole's personalized gift business, Things Remembered, serves customers through 776 locations nationwide, catalogs, and the Internet at WWW.THINGSREMEMBERED.COM. Cole also has a 21% interest in Pearle Europe, which has 950 optical stores in the Netherlands, Belgium, Germany, Austria, Italy, Portugal and Poland.

         FORWARD LOOKING STATEMENT

         The Company's expectations and beliefs concerning the future contained in this press release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecasted due to a variety of factors that can adversely affect the Company's operating results, liquidity and financial condition such as risks associated with the timing and achievement of improvements in the operations of the optical business, the nature and extent of disruptions of the economy from terrorist activities and from governmental and consumer responses to such acts, the success of new store openings and the rate at which new stores achieve profitability, the Company's ability to select, stock and price merchandise attractive to customers, success of systems development and integration, costs associated with litigation, the performance of Pearle Europe, competition in the optical industry, integration of acquired businesses, economic and weather factors affecting consumer spending, operating factors affecting customer satisfaction, including manufacturing quality of optical and engraved goods, the Company's relationships with host stores and franchisees, the mix of goods sold, pricing and other competitive factors, and the seasonality of the Company's business.



                                TABLES TO FOLLOW

                          SECOND QUARTER AND SIX MONTHS
                              RESULTS OF OPERATIONS
                           --- ---------------------
             (Unaudited - $ in thousands, except earnings per share)

                                                                           13 WEEKS ENDED                     26 WEEKS ENDED
                                                                 --------------------------------    ------------------------------
                                                                       AUGUST 3,        AUGUST 4,        AUGUST 3,        AUGUST 4,
                                                                        2002             2001            2002 (2)           2001
                                                                        ----             ----            --------           ----

Net revenue                                                      $    288,857      $    273,348      $    578,966      $    543,639

Cost of goods sold                                                     94,520            91,307           190,168           179,029
Operating expenses                                                    185,234           171,374           368,621           345,277
Goodwill and tradename amortization                                      --               1,436              --               2,898
                                                                 ------------      ------------      ------------      ------------
     Total costs and expenses                                         279,754           264,117           558,789           527,204

Income from operations (1)                                              9,103             9,231            20,177            16,435

Interest expense                                                        6,947             7,010            14,076            14,068
Interest and other (income) expense, net                                 (613)             (787)           (1,246)           (2,126)
                                                                 ------------      ------------      ------------      ------------

Income before income taxes                                              2,769             3,008             7,347             4,493

Income tax provision                                                    1,108             1,786             2,939             2,574
                                                                 ------------      ------------      ------------      ------------

Income after taxes                                                      1,661             1,222             4,408             1,919

Equity in net income of Pearle Europe                                   1,030               237             1,826               185
                                                                 ------------      ------------      ------------      ------------

Income before extraordinary loss                                        2,691             1,459             6,234             2,104

Extraordinary loss from early extinguishment of debt,
     net of $4.1 million tax benefit                                   (7,634)             --              (7,634)             --
                                                                 ------------      ------------      ------------      ------------

Net income (loss)                                                $     (4,943)     $      1,459      $     (1,400)     $      2,104
                                                                 ============      ============      ============      ============

Basic earnings (loss) per share:
     Income before extraordinary loss                            $       0.16      $       0.09      $       0.39      $       0.13
     Extraordinary loss                                                 (0.47)             --               (0.48)             --
                                                                 ------------      ------------      ------------      ------------
     Net income (loss)                                           $      (0.31)     $       0.09      $      (0.09)     $       0.13
                                                                 ============      ============      ============      ============

     Weighted average shares outstanding                           16,099,743        15,802,850        16,038,906        15,748,537

Diluted earnings (loss) per share:
     Income before extraordinary loss                            $       0.16      $       0.09      $       0.38      $       0.13
     Extraordinary loss                                                 (0.46)             --               (0.46)             --
                                                                 ------------      ------------      ------------      ------------
     Net income (loss)                                           $      (0.30)     $       0.09      $      (0.08)     $       0.13
                                                                 ============      ============      ============      ============

     Weighted average shares and equivalents                       16,624,967        16,243,001        16,547,198        16,019,867

(1) Earnings before interest, taxes, depreciation and amortization (EBITDA) for each of the periods presented above were as follows:
             EBITDA for the 13 weeks ended August 3, 2002 and August 4, 2001 was $18,052 and $19,310, respectively.
             EBITDA for the 26 weeks ended August 3, 2002 and August 4, 2001 was $38,547 and $36,387, respectively.
(2) The 26 weeks ended August 3, 2002 reflects an upward revision to the first quarter equity in net income of Pearle Europe.

--------------------------------------------------------------------------------

                              FINANCIAL POSITION
                          ---------------------------
                          (Unaudited - $ in thousands)

                                                                              AUGUST 3,               AUGUST 4,
ASSETS                                                                          2002                    2001
                                                                                ----                    ----
Current assets:
     Cash and cash equivalents                                             $     48,931           $     34,523
     Accounts and notes receivable, net                                          47,473                 43,086
     Inventories                                                                118,318                130,346
     Prepaid expenses and other                                                  23,093                 20,235
                                                                           ------------           ------------
         Total current assets                                                   237,815                228,190

Property and equipment, net                                                     121,460                129,368

Intangible and other assets, net                                                247,758                246,850
                                                                           ------------           ------------

         Total assets                                                      $    607,033           $    604,408
                                                                           ============           ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of long-term debt                                     $         50           $        207
     Accounts payable                                                            53,590                 56,801
     Accrued liabilities                                                         92,071                 95,474
                                                                           ------------           ------------
         Total current liabilities                                              145,711                152,482

Long-term debt, net of discount and current portion                             285,000                284,269

Other long-term liabilities                                                      17,073                 15,923

Stockholders' equity                                                            159,249                151,734
                                                                           ------------           ------------

         Total liabilities and stockholders' equity                        $    607,033           $    604,408
                                                                           ============           ============


--------------------------------------------------------------------------------

Certain prior year amounts in the statements above have been reclassified to conform with the current year's presentation.


                                                              FIRST QUARTER
                                                           RESULTS OF OPERATIONS
                                                        ------------------------
                                         (Unaudited - $ in thousands, except earnings per share)

                                                                                      13 WEEKS ENDED
                                                                            ------------------------------------
                                                                                 MAY 4,                 MAY 5,
                                                                               2002 (3)                 2001
                                                                               --------                 ----

Net revenue                                                                $    290,109           $    270,291

Cost of goods sold                                                               95,648                 87,722
Operating expenses                                                              183,387                173,903
Goodwill and tradename amortization                                                --                    1,462
                                                                           ------------           ------------
     Total costs and expenses                                                   279,035                263,087

Income from operations (1)                                                       11,074                  7,204

Interest expense                                                                  7,129                  7,058
Interest and other (income) expense, net                                           (633)                (1,339)
                                                                           ------------           ------------

Income before income taxes                                                        4,578                  1,485

Income tax provision                                                              1,831                    788
                                                                           ------------           ------------

Income after taxes                                                                2,747                    697

Equity in net income (loss) of Pearle Europe                                        796                    (52)
                                                                           ------------           ------------

Net income                                                                 $      3,543           $        645
                                                                           ============           ============


Diluted earnings per share (2)                                             $       0.22           $       0.04
                                                                           ============           ============

     Weighted average shares and equivalents                                 16,469,429             15,796,732

(1) Earnings before interest, taxes, depreciation and amortization (EBITDA) for each of the periods presented above were as follows:
             EBITDA for the 13 weeks ended May 4, 2002 and May 5, 2001 was $20,495 and $17,077, respectively.

(2) Basic earnings per share for the 13 weeks ended May 4, 2002 and May 5, 2001 were $0.22 and $0.04, respectively.

(3) The 13 weeks ended May 4, 2002 reflects an upward revision to the equity in net income of Pearle Europe.

--------------------------------------------------------------------------------

                                                            FINANCIAL POSITION
                                                           --------------------
                                                       (Unaudited - $ in thousands)
                                                                                MAY 4,                MAY 5,
Assets                                                                         2002 (1)                2001
                                                                               --------                ----
Current assets:
     Cash and cash equivalents                                             $     62,560           $     35,484
     Accounts and notes receivable, net                                          49,142                 43,459
     Inventories                                                                118,832                129,784
     Prepaid expenses and other                                                  22,878                 16,848
                                                                           ------------           ------------
         Total current assets                                                   253,412                225,575

Property and equipment, net                                                     122,573                121,840

Intangible and other assets, net                                                239,680                241,537
                                                                           ------------           ------------

         Total assets                                                      $    615,665           $    588,952
                                                                           ============           ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of long-term debt                                     $         64           $        355
     Accounts payable                                                            61,044                 49,418
     Accrued liabilities                                                         92,426                 89,507
                                                                           ------------           ------------
         Total current liabilities                                              153,534                139,280

Long-term debt, net of discount and current portion                             284,346                284,254

Other long-term liabilities                                                      16,759                 16,100

Stockholders' equity                                                            161,026                149,318
                                                                           ------------           ------------

         Total liabilities and stockholders' equity                        $    615,665           $    588,952
                                                                           ============           ============

(1) Investment in Pearle Europe (included in intangible and other assets, net) and stockholders' equity reflect an upward revision to the equity in net income of Pearle Europe for the 13 weeks ended May 4, 2002.

--------------------------------------------------------------------------------

Certain prior year amounts in the statements above have been reclassified to conform with the current year's presentation.


                                      [END]